Exhibit a(1)(iii)

[Insert Bar Code]

Tax ID certification on <Certified Y/N>
file:

TOTAL AMERICAN DEPOSITARY
SHARES (ADSs)12345678901234

Letter of Transmittal to Tender American Depositary Shares (ADSs)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 25, 2020, UNLESS THE OFFER IS EXTENDED.

If you hold ADSs through a bank, broker, dealer, commercial bank, trust company, nominee or other securities intermediary, you must contact such entity and have such securities intermediary tender your ADSs on your behalf through the Depository Trust Company (“DTC”) PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 25, 2020 (THE “INITIAL EXPIRATION DATE”).

Please be sure to carefully read this ADS Letter of Transmittal (this “ADS Letter of Transmittal”) and the accompanying instructions, together with the Offer to Purchase, dated February 26, 2020.

Computershare Trust Company, N.A. has been advised of an Offer to purchase your ADSs for cash. Jumei Investment Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Purchaser”) and a wholly-owned subsidiary of Super ROI Global Holding Limited, a British Virgin Islands business company (“Parent”), is offering to purchase (the “Offer”) all of Class A Ordinary Shares of Jumei International Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Jumei” or the “Company”), par value $0.00025 per share (the “Class A Ordinary Shares”) including all Class A Ordinary Shares represented by American depositary shares (the “ADSs,” each representing ten Class A Ordinary Shares), not currently owned by Parent and Purchaser at a purchase price of 20.00 in cash per ADS, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 26, 2020 (the “Offer to Purchase”), and in the related Share Letter of Transmittal, this ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable.

In order to participate in the Offer you must indicate below if you wish to tender all or some of your ADSs.

All capitalized terms not otherwise defined herein are defined in the Offer to Purchase.

List your Jumei American Depositary Receipt (ADR) certificates below:

ADR Certificate Numbers	ADSs	ADR Certificate Numbers	ADSs

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Please complete the back if you would like to transfer ownership or request special mailing.

☐	CHECK HERE IF ADR CERTIFICATES HAVE BEEN MUTILATED, LOST, STOLEN, OR DESTROYED. SEE INSTRUCTION 6.

Instructions for Completing this ADS Letter of Transmittal and tendering your ADSs

Delivery of ADS Letter of Transmittal: This ADS Letter of Transmittal should be mailed or delivered by overnight courier to Computershare Trust Company, N.A. The method of delivery to Computershare Trust Company, N.A. at one of the addresses listed below is at the option and risk of the surrendering ADS holder. Overnight courier is recommended. Delivery will be deemed effective only when received by Computershare Trust Company, N.A. For your convenience, a return envelope is enclosed.

Authorization and Registration: The signer(s) will, upon request, execute and deliver any additional documents reasonably deemed by Computershare Trust Company, N.A. (the “Tender Agent”) to be appropriate or necessary to complete the tender. The signer(s) hereby irrevocably appoints the Tender Agent to effect the tender. All authority conferred or agreed to be conferred in this form shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the signer(s) and shall not be affected by, and shall survive, the death and incapacity of the signer(s). The signer(s) understands that tender will not be deemed to have been made in acceptable form until receipt by the Tender Agent of this ADS Letter of Transmittal or a facsimile hereof, duly completed and manually signed and all accompanying evidences of authority. The signer(s) agrees that all questions as to validity, form and eligibility of any tender of ADSs hereunder will be determined by Purchaser and that such determination will be final and binding. The signer(s) acknowledges that until Purchaser accepts the tendered ADSs, the signer(s) will not receive any cash in exchange for the ADSs. The signer(s) further agrees that no interest will accrue on the cash payment.

Form W-9: Under U.S. Federal Income Tax law, a holder is required to provide Computershare Trust Company, N.A. with such holder’s correct Taxpayer Identification Number.Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are not a U.S. person seeking to qualify as an exempt recipient not subject to backup withholdings, you must complete and submit the enclosed Form W-8BEN or other appropriate Form W-8 (which may be obtained from the website of the U.S. Internal Revenue Service at http://www.irs.com) to Computershare Trust Company, N.A.

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By instructing your securities intermediary to tender ADSs you will be deemed to have covenanted, represented and warranted to Purchaser that:

(a) you have full power and authority to tender, sell, assign and transfer the ADSs tendered on your behalf and that when and to the extent Purchaser accepts the Class A Ordinary Shares represented by such ADSs for purchase, Purchaser will acquire good, marketable and unencumbered title to the tendered Class A Ordinary Shares represented by such ADSs, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim;

(b) on request, you will execute and deliver any additional documents deemed by the Tender Agent or Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of the Ordinary Shares represented by such ADSs tendered hereby; and

(c) the undersigned agrees to all of the terms of the Offer.

By instructing your securities intermediary to tender ADSs you will be deemed to understand that (a) tendering of ADSs under any one of the procedures described in this ADS Letter of Transmittal will constitute a binding agreement between the holder and/or owner of the ADSs so tendered and Purchaser upon the terms and subject to the conditions of the Offer and (b) all Class A Ordinary Shares represented by ADSs properly tendered prior to the Initial Expiration Date, and not properly withdrawn will be purchased at the Offer Price, net to the seller in cash, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes, on the terms and subject to the conditions of the Offer.

By instructing your securities intermediary to tender ADSs you will be deemed to recognize that under certain circumstances set forth in the Offer to Purchase, Purchaser may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, the Class A Ordinary Shares represented by ADSs that have been tendered or may accept for payment fewer than all of the Class A Ordinary Shares represented by ADSs tendered hereby. In such event, you will be deemed to understand that any ADSs delivered on your behalf into the Offer but with respect to which the underlying Class A Ordinary Shares are not purchased, will be returned to your securities intermediary.

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By instructing your securities intermediary to tender ADSs you will be deemed to understand and agree that (i) acceptance of Class A Ordinary Shares represented by ADSs by Purchaser for payment will constitute a binding agreement between you and Purchaser on the terms and subject to the conditions of the Offer and (ii) no interest will be paid on the Offer Price for the Class A Ordinary Shares represented by tendered ADSs.

All authority deemed to be conferred or agreed to be conferred in this ADS Letter of Transmittal shall survive the death or incapacity of the holder and/or owner of ADSs tendered, and any obligation or duties of such holder and/or owner under this ADS Letter of Transmittal shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the Offer to Purchase, any tender is irrevocable.

INSTRUCTIONS FOR COMPLETING THE ADS LETTER OF TRANSMITTAL

1	Sign, date and include your daytime telephone number in this ADS Letter of Transmittal in Box 1. After completing all other applicable sections, return this ADS Letter of Transmittal and your original ADR certificates in the enclosed envelope. The method of delivery of any documents, including ADR certificates, is at the election and risk of the tendering ADS holder. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

2	If you are tendering all your ADSs for cash, please check box 2 only.

3	If you are tendering some of your ADSs for cash, please check box 3, indicate the number of ADSs you wish to tender and receive in cash.

4	If you want your ADR certificates and/or check for cash to be issued in another name, fill in Box 4. Signature(s) in Box 5 must be guaranteed by a Medallion Guarantee (see Section 3 – “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase).

5	Complete Box 5 only if your ADR certificates and/or check for cash is to be delivered to a person other than the registered holder or to the registered holder at a different address. Signature(s) in Box 4 must be guaranteed by a Medallion Guarantee (see Section 3 – “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase).

6	Mutilated, Lost, Stolen or Destroyed Certificates. If any ADR certificate has been mutilated, lost, stolen or destroyed, the ADS holder should promptly call The Bank of New York Mellon. The ADS holder will then be instructed by The Bank of New York Mellon as to the steps that must be taken to replace the ADR certificate. This ADS Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Return this completed and signed ADS Letter of Transmittal to Computershare Trust Company, N.A. at one of the addresses below.

Overnight courier is recommended.

By Mail:	By Overnight Delivery:	For Assistance Please Contact D.F. King & Co., Inc.
Computershare Trust Company, N.A.c/o Corporate Actions Voluntary	Computershare Trust Company, N.A.	US Toll Free Number for ADS Holders:
P.O. Box 43011	150 Royall Street, Suite V	(866) 796-7178
Providence, RI 02940-3011	Canton, MA 02021	Email: JMEI@dfking.com

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